                                                                    EXHIBIT 99.1

CONTACT: Michael Gray, Senior Vice President Finance and Administration
         Chief Financial Officer
         (408) 542-0585


                  SANDISK ANNOUNCES FIRST QUARTER 2003 EARNINGS

         Record units and megabytes sold, increased OEM sales


         SUNNYVALE, CA, April 16, 2003 . . . SanDisk Corporation (NASDAQ:SNDK), the world's largest supplier of flash memory data storage card products, today announced results for its first quarter ended March 31, 2003. Total first quarter revenues were $174.5 million, up 88% compared to the first quarter of 2002. Product revenues were $155.4 million, up 80% from $86.5 million in the same period of the prior year. First quarter total units sold increased 96%, total megabytes sold increased 205% and the average price per megabyte sold declined 40% compared to the same period of the prior year. Revenues from licenses and royalties were $19.0 million in the first quarter of 2003, up from $6.2 million in the same period of the prior year due primarily to increased royalty-bearing sales by licensees. First quarter net income was $24.9 million, net of unrealized losses of $6.7 million, before tax, resulting from revaluation of our equity investments in Divio and Tower Semiconductor. This compares to a net loss of $3.7 million in the first quarter of 2002. Earnings per share for the first quarter of 2003 were $0.33 per diluted share compared to a net loss of $0.05 per diluted share in the same period in 2002.

         Product revenues for the first quarter of 2003 decreased 2% sequentially from the prior quarter. Growth in OEM sales of 30% partially offset a seasonal decline in retail sales of 13% compared to the fourth quarter of 2002. First quarter total units sold increased 10% and total megabytes sold increased 29% compared to the previous quarter, both representing new record levels. First quarter product gross margins were 34%, down from 37% in the prior quarter. Average price per megabyte sold declined by 24% in the first quarter and was offset by comparable product cost reductions achieved during the quarter. First quarter sales of NOR flash inventory that was previously written off contributed 0.7% to product gross margins compared to 2% in the prior quarter. Revenues from licenses and royalties declined 10% from the prior quarter due to lower royalty-bearing sales by our licensees. Income before taxes of $27.6 million in the first quarter compares with $27.5 million in the prior quarter. In the first quarter of 2003, our provision for income taxes declined by $5.1 million due to a lower effective tax rate. This caused our net income to increase to $24.9 million in the first quarter from $19.6 million in the prior quarter.

         Net cash provided by operating activities was $34.0 million for the first quarter of 2003 compared to $3.6 million used in operating activities in the same quarter of 2002. Our cash and short-term investment position increased $28.0 million from the prior quarter to $484.5 million.

         "The first quarter was another excellent quarter for SanDisk. Results were better than expected considering the normal seasonal decline in first quarter retail sales compared to our
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traditionally strong fourth quarter. We experienced a significant increase in sales to our OEM customers, which reached the highest sales level in the past eight quarters," said Eli Harari, President and CEO of SanDisk Corporation. "During the quarter we introduced a number of important new products, including the miniSD card, which we believe will become a significant revenue generator for us in new cell phones with built-in digital cameras that are expected to be introduced this year. During the first quarter, we were able to move the retail market average card capacity to 120 megabytes, up from 90 megabytes in the prior quarter, through strategic pricing of higher capacity cards, where we enjoy the low cost benefits of our MLC (Multi Level Cell) NAND flash. Consumers are proving the significant price elasticity inherent to our business. We are currently on schedule to shift the majority of our NAND flash wafer starts at Yokkaichi from .16 micron to .13 micron in the second quarter. This transition should provide us with a lower cost structure for wafers manufactured by our FlashVision joint venture in Yokkaichi, starting in the third quarter of this year and continuing into 2004. With the projected growth in the usage of flash cards in digital cameras, cell phones and USB flash drives, we are optimistic about the prospects for our business in 2003."

         Second quarter 2003 business outlook:

         Retail sales are expected to be back-end loaded in the second quarter, while OEM sales are projected to continue the positive trend started in the first quarter. We currently anticipate second quarter 2003 total revenues to be approximately the same as the first quarter of 2003. Product gross margins are projected to be in the range of 26% to 30% due to the incremental costs that we expect to incur in the second quarter associated with the .13 micron NAND flash technology transition at FlashVision. Second quarter 2003 operating expenses are expected to increase moderately compared to the first quarter and our second quarter effective tax rate is expected to be consistent with the first quarter.

         This news release contains certain forward-looking statements, including our expectations for new product introductions, future product revenues, average selling prices and gross margins, that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: future average selling price erosion due to excess industry capacity, start-up costs, fluctuations in operating results and yields related to the start-up of .13 micron flash memory wafer production for FlashVision at the Yokkaichi facility in Japan, adjustments to standard costs to reflect technology transitions, any interruption of supply from the Yokkaichi facility, current global economic and geo-political conditions, the timely development, internal qualification and customer acceptance of new products such as the new miniSD and the WiFi wireless cards that we announced in the first quarter, as well as new products that are based on the NAND and NAND/MLC .13 micron flash chips, fluctuations in royalty revenues, business disruption including reduced sales to our customers in the Pacific Rim that may arise from the current SARS epidemic in Asia, further impairment of our investments in Tower Semiconductor Ltd. and UMC due to the further decline in stock valuations and the other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2002. Future results may differ materially from those
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previously reported. We assume no obligation to update the information contained in this release.

         SanDisk Corporation, the world's largest supplier of flash memory data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high-density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

         SanDisk's first quarter 2003 conference call is scheduled for 2:00 p.m. Pacific Time, Wednesday, April 16th. The phone number is (877) 502-9272. The conference call is being webcast by CCBN and can be accessed at SanDisk's website at www.sandisk.com/IR and at www.streetevents.com for institutional investors. The webcast will be available through Wednesday, April 30, 2003.
The call will also be available by replay after 6:00 p.m. Pacific Time on April 16th through Sunday, April 20, 2003, by dialing (888) 203-1112 and entering the pass code 476410. A copy of this press release will be posted to our website.

         SanDisk's web site / home page address: http:/ / www.sandisk.com
         All trade names are either registered trademarks or trademarks of their respective holders.
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                               SanDisk Corporation
                 Condensed Consolidated Statement of Operations
                (In thousands, except per share data, unaudited)


                                                                Three Months Ended
                                                                     March 31,
                                                            --------------------------
                                                               2003             2002
                                                               ----             ----
Revenues:
   Product                                                  $ 155,448         $ 86,459
   License and royalty                                         19,032            6,160
                                                            ---------         --------
Total  revenue                                                174,480           92,619

Cost of product sales                                         102,889           81,399
                                                            ---------         --------
Gross profit                                                   71,591           11,220

Operating expenses:
  Research and development                                     17,578           14,550
  Sales and marketing                                          12,642            9,048
  General and administrative                                    6,685            4,666
                                                            ---------         --------
Total operating expenses                                       36,905           28,264

Operating income (loss)                                        34,686          (17,044)

Equity in income (loss) of joint ventures                         139             (493)
Interest income                                                 2,188            2,314
Interest expense                                               (1,688)          (1,656)
Loss in investment in foundries                                (2,166)              --
Loss in equity investment                                      (4,500)              --
Other(expense) income, net                                     (1,016)             (54)
                                                            ---------         --------
Income (loss) before taxes                                     27,643          (16,933)

Provision for (benefit from) income taxes                       2,718          (13,199)
                                                            ---------         --------
Net income (loss)                                              24,925         ($ 3,734)
                                                            =========         ========

Net income (loss) per share
     Basic                                                  $    0.36         ($  0.05)
     Diluted                                                $    0.33         ($  0.05)

Shares used in computing net income (loss) per share
      Basic                                                    69,289           68,598
      Diluted                                                  79,957           68,598

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                               SanDisk Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                                                      March 31, 2003         December 31, 2002*
                                                                                      --------------         ------------------
ASSETS                                                                                  (unaudited)
Current Assets:
 Cash and cash equivalents                                                              $ 269,811                $ 266,635
 Short-term investments                                                                   214,709                  189,856
 Investment in foundries                                                                  119,723                  110,069
 Accounts receivable, net                                                                  80,971                   81,086
 Inventories                                                                               88,058                   88,595
 Tax refund receivable                                                                         --                    1,563
 Prepaid expenses and other current assets                                                  8,558                   16,926
                                                                                        ---------                ---------
Total current assets                                                                      781,830                  754,730

 Property and equipment, net                                                               33,130                   30,307
 Investment in foundries                                                                       --                   24,197
 Investment in FlashVision                                                                142,785                  142,825
 Deferred tax asset                                                                         6,922                    6,922
 Deposits and other non-current assets                                                      7,807                   14,598
                                                                                        ---------                ---------
        Total Assets                                                                    $ 972,474                $ 973,579
                                                                                        =========                =========


LIABILITIES AND STOCKHOLDERS' EQUITY:

Current Liabilities:

 Accounts payable                                                                       $  33,940                $  28,294
 Accounts payable to related parties                                                       23,263                   26,349
 Accrued payroll and related expenses                                                       7,214                   11,690
 Income taxes payable                                                                      17,837                   15,978
 Deferred tax liability                                                                     1,237                    6,922
 Research & development liability, related party                                            4,500                   10,507
 Other accrued liabilities                                                                 27,282                   26,780
 Deferred income on shipments to distributors and retailers and deferred revenue           42,892                   43,760
                                                                                        ---------                ---------
Total current liabilities                                                                 158,165                  170,280

 Convertible subordinated notes payable                                                   150,000                  150,000
 Deferred taxes and other liabilities                                                       2,039                    2,404
 Deferred revenue                                                                          22,027                   23,175
                                                                                        ---------                ---------
 Total Liabilities                                                                        332,231                  345,859

Stockholders' Equity:

Common stock                                                                              588,140                  585,968
Retained earnings                                                                         109,690                   84,765
Accumulated other comprehensive loss                                                      (57,587)                 (43,013)
                                                                                        ---------                ---------
Total stockholders' equity                                                                640,243                  627,720

           Total Liabilities and

           Stockholders' Equity                                                         $ 972,474                $ 973,579
                                                                                        =========                =========

*Information derived from the audited Consolidated Financial Statements.